Exhibit 5.1

McW. Todman & Co	Founder: Dr. McW. Todman, CBE., Q.C
Barristers and Solicitors	(1923 -1996)
Commissioner for Oaths⃓ Notaries Public
Trade Marks & Patents Agents ⃓ Corporate Services

Email: nstjean@mctodman.com

The Board of Directors

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.

Unit 504, Building 3 Studio City

Dubai, United Arab Emirates

10 December 2025

Dear Sir,

Re: LYTUS TECHNOLOGIES HOLDINGS PTV. LTD. BC# 2033207(the “Company”)

We have acted as British Virgin Islands legal advisers to the Company in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”) originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of (a) 1,150,000 common shares of the Company, $0.01 par value per share, (the “Shares”) and (ii) the Company’s proposed listing on the NASDAQ Capital Market. We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

(a)	A copy of the Registration Statement dated 8 December 2025;

(b)	A copy of the Company’s Certificate of Incorporation issued by the Registrar of Corporate Affairs in the British Virgin Islands on 16 March 2020, certified as true by McNamara Corporate Services Limited, the Registered Agent of the Company on 8 December 2025;

(c)	A copy of the Company’s Certificate of Incumbency issued by McNamara Corporate Services Limited, the Registered Agent of the Company on 8 December 2025.

(d)	A copy of the statutory registers of directors and officers, members, mortgages and charges of the Company as maintained at its registered office in the British Virgin, certified as true by McNamara Corporate Services Limited, the Registered Agent of the Company on 8 December 2025.

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands

Tel: + 1-284 2810, 284-3810, Fax: +1-284-494-4957, 284-494-7040 Email: mail@mctodman.com Web: www.mctodman.com

(e)	A copy of the Memorandum and Articles of Association of the Company as registered and filed with the Registrar of Corporate Affairs in the British Virgin Islands, certified as true by McNamara Corporate Services Limited, the Registered Agent of the Company on 8 December 2025;

(f)	Certificate of Good Standing in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands dated 8 December 2025; and

(g)	Copy of the written resolutions of the Board of Directors of the Company dated 15 November 2025 (“Directors Resolutions”); and

(h)	Such other documents and laws as we consider necessary as a basis for giving this opinion.

The documents listed in paragraphs (d) to (i) above inclusive are collectively referred to in this opinion as the “Company Records”.

ASSUMPTIONS

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

(a)	All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original and that the Registration Statement, and prospectus contained therein, conforms in every material respect to the latest drafts of the same produced to us and that where documents have been provided to us in successive drafts marked-up to indicate changes to such documents all such changes have been so indicated.

(b)	The copies of the Company Records are complete and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law.

(c)	The Director’s Resolutions remain in full force and effect and have not been revoked, rescinded or varied.

(d)	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions herein.

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands

Tel: + 1-284 2810, 284-3810, Fax: +1-284-494-4957, 284-494-7040 Email: mail@mctodman.com Web: www.mctodman.com

OPINION

Based only upon and subject to the foregoing assumptions and the reservations and qualifications set out below, and having regard to such legal considerations as we deem relevant, and under the laws of the British Virgin Islands, we are of the opinion that:

1.	The Company is a company duly incorporated under the Business Companies Act, 2004 of the British Virgin Islands (the “Act”) and validly exists as a BVI business company limited by shares in the British Virgin Islands.

2.	The Company is authorised to issue 5,000,000, 000 shares of one class with a par value of US$0.01 each.

3.	The issue and allotment of the Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders).

QUALIFICATIONS

(a)	In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

(b)	Except as specifically stated herein, we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ McW. Todman & Co.

McW. Todman & Co.

McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands

Tel: + 1-284 2810, 284-3810, Fax: +1-284-494-4957, 284-494-7040 Email: mail@mctodman.com Web: www.mctodman.com